Exhibit 99.24(b)10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments No. 24 & 25 to the Registration Statements on Form N-4, No. 33-82054 & 811-8660 of Individual Flexible Premium Deferred Variable Annuity Contract of our report dated February 16, 2016 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 29, 2016 with respect to the financial statements of Thrivent Variable Annuity Account A, which appear in such Registration Statement. We also consent to the references to us as experts under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Services” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 29, 2016